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                       ENVIRONMENTAL TECTONICS CORPORATION
                   ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS


Southampton, PA: July 18, 2003 - Environmental Tectonics Corporation (AMEX: ETC) today announced financial results for the first quarter of fiscal 2004.

         For the first quarter of fiscal 2004, which ended on May 30, 2003, net income was $70,000, or $.01 per share (diluted), versus net income of $585,000 or $.08 per share (diluted) for the first quarter of fiscal 2003. Sales for the first quarter of fiscal 2004 were $6,130,000, as compared to $11,207,000 for the first quarter of fiscal 2003, a decrease of $5,077,000 or 45.3%, primarily reflecting decreased domestic entertainment sales (see relevant comments below). Partial offsets to the lower domestic entertainment sales included increased domestic sterilizer sales, which benefited from a new ETO sterilizer project, increased international Aircrew Training Systems sales, which benefited from a centrifuge project in Malaysia, and higher overall simulation sales for various projects.

         Geographically, domestic sales for the first quarter of fiscal 2004 were $2,824,000, down $5,117,000 or 64.4% from the first quarter of fiscal 2003, primarily representing the decrease in entertainment sales, and represented 46.1% of the Company's total sales for the first quarter of fiscal 2004. U.S. Government sales for the first quarter of fiscal 2004 were $335,000 as compared to $580,000 in the first quarter of fiscal 2003. International sales for the first quarter of fiscal 2004, including those made by the Company's foreign subsidiaries, were $2,971,000, an increase of $285,000 or 10.6% over international sales for the first quarter of fiscal 2003, and represented 48.5% of total sales for the first quarter of fiscal 2004.

         Gross profit for the first quarter of fiscal 2004 was $2,287,000, as compared to $3,583,000 for the first quarter of fiscal 2003, a decrease of $1,296,000 or 36.2%. This decrease reflected the decrease in sales which was only partially offset by a 5.3 percentage point increase in the gross profit rate as a percent of sales. Increased rates were evidenced in domestic Aircrew Training Systems and simulator sales, U.S. government hyperbaric sales, and international Aircrew Training Systems sales.


                                     Selected Financial Data
                                  (thousands, except share and
                                     per share information)
                              ----------------------------------
                                          (unaudited)
                                     Fiscal Quarter Ended
                                May 30,                May 24,
                                 2003                   2002
                              ----------             ----------
Sales                         $    6,130             $   11,207
Gross Profit                  $    2,287             $    3,583
Operating Income              $      520             $    1,075
Pre-tax income                $      133             $      831
Minority interest             $       (4)            $      (27)
Net income                    $       70             $      585

Earnings per share
Net income available to
   common shareholders        $       70             $      585
   Basic                      $      .01             $      .08
   Average shares              7,157,000              7,147,000
   Diluted                    $      .01             $      .08
   Average shares              7,751,000              7,496,000







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         William F. Mitchell, ETC's President and Chairman, stated "We expect increased bookings in the last two quarters of fiscal 2004. New business looks favorable in virtually all areas of our business. Issues surrounding our most recent large entertainment project, which is now in litigation, had a negative impact on our operating results for the fourth quarter of fiscal 2003 and the first quarter of fiscal 2004. The new technology entertainment ride, which we developed using our proprietary technology, will be open to the public this summer. Results to date indicate that the ride will be successfully received by our entertainment customer's guests. We believe that our entertainment customer for this project breached its contract with our operating subsidiary in several ways, significantly decreasing our operating results. In the litigation, we are seeking to recover damages for these breaches of contract and to confirm our ownership rights in the technology, among other issues.

         "On the positive side, our domestic sterilizer sales were up over $1.3 million from the prior period and we are experiencing an increased order flow for sterilizers.

         "Our environmental business continues to be busy with international projects in Europe and Asia. New business opportunities continue to develop. We have added significant capability to our environmental team over the last year. We are poised to be a world leader in environmental test systems. We expect improved operating margins from this unit of our business.

         "Development of our line of unique entertainment products utilizing our proprietary technologies has advanced and we anticipate our initial sale by the end of fiscal year 2004. This is an exciting extension of our proven knowledge of aeromedical technology and our products will offer a unique alternative to existing attractions.

         "We are continuing to develop our Advanced Disaster Management Simulator, ADMS, and to integrate this product into Fire and Disaster Management Organizations worldwide. We continue to look for partners that will use the ADMS tool to support their Homeland Defense Initiatives."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

Contact:  Duane D. Deaner, CFO   Tel: 215-355-9100(ext. 1203)  Fax: 215-357-4000
                 ETC - Internet Home Page: http://www.etcusa.com
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